Exhibit 4.32

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. EXECUTION VERSION SHARE PURCHASE AGREEMENT between VODAFONE KENYA LIMITED and THE GOVERNMENT OF THE REPUBLIC OF KENYA

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. Interpretation 1 2 Term of Employment 1 3 Appointment and Duties of the Executive 2 4 Hours 2 5 Interests of the Executive 3 6 Location 3 7 Salary and Benefits 3 8 Expenses 5 9 Confidentiality 6 10 Intellectual Property Rights 6 11 Termination and Suspension 7 12 Garden Leave 9 13 Restrictions after Termination of Employment 10 14 Offers on Liquidation 12 15 Return of Company Property 12 16 Directorships 12 17 Notices 13 18 Statutory Particulars 13 19 The General Data Protection Regulation and the Data Protection Act 2018 13 20 Contracts (Rights of Third Parties) Act 1999 14 21 Indemnification and Insurance 15 22 Miscellaneous — 15 ANNEXURES Annexure A Licences Annexure B Facility Agreements

1 PARTIES 1.1 The Parties to this Agreement are — 1.1.1 Vodafone Kenya Limited; and 1.1.2 the Government of the Republic of Kenya. 1.2 The Parties agree as set out below. 2 INTERPRETATION 2.1 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings — 2.1.1 “Agreement” means the share purchase agreement contained in this document, including the annexure hereto; 2.1.2 “CA” means the Communications Authority of Kenya; 2.1.3 “CAK” means the Competition Authority of Kenya; 2.1.4 “CBK” means the Central Bank of Kenya; 2.1.5 “CCC” means the COMESA Competition Commission; 2.1.6 “CDH” means Cliffe Dekker Hofmeyr Incorporated, registration number 2008/018923/21, a limited liability personal liability company duly incorporated in the Republic of South Africa and incorporating Kieti Law LLP, a law firm established and operating in Kenya; 2.1.7 “CDSC” means the Central Depository and Settlement Corporation; 2.1.8 “Closing Date” means the sixth business day after the Fulfilment Date; 2.1.9 “CMA” means the Capital Markets Authority of Kenya; 2.1.10 “Company” means Safaricom PLC, registration number 8/2002, a limited liability public company duly incorporated in Kenya and listed on the NSE; 2.1.11 “Conditions Precedent” means the conditions precedent set out in clause 4.1; 2.1.12 “EACCA” means the East African Community Competition Authority; 2.1.13 “Facility Agreements” means the agreements listed in Annexure B; 2.1.14 “Financing Agreements” means the intragroup loan agreements to be entered into between Vodafone Investments Luxembourg S.A R.L. and VGL as well as between CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

VGL and the Purchaser for the purpose of providing the Purchaser with the funds necessary to pay the Purchase Consideration in accordance with the provisions of this Agreement; 2.1.15 “FinSurv” means the Financial Surveillance Department of the South African Reserve Bank; 2.1.16 “Fulfilment Date” means the date on which the last of the Conditions Precedent is fulfilled or waived, as the case may be; 2.1.17 “Governmental Authority” means any government or governmental (national, provincial, regional, district, municipal or local), administrative, regulatory, fiscal or judicial authority, agency, body, court, department, commission, tribunal, registry or any state-owned, state-controlled or legislatively constituted authority, agency or commission which principally performs public, governmental or regulatory functions; 2.1.18 “Huawei Material Supply Agreement” means the managed services agreement concluded between Safaricom Telecommunications Ethiopia Private Limited Company, and Huawei Technologies Ethiopia PLC, on or about 12 November 2021 in respect of the operation, maintenance and management of the telecommunications network of Safaricom Telecommunications Ethiopia Private Limited Company in Ethiopia; 2.1.19 “Kenya” means the Republic of Kenya; 2.1.20 “KES” means the Kenyan Shilling; 2.1.21 “LCIA” means the London Court of International Arbitration (or its successors-in-title); 2.1.22 “Licences” means the Company’s licences listed in AnnexureA and any other operating Licences held by the Company from time to time; 2.1.23 “Market Intermediary” means a market intermediary jointly appointed by the Parties to execute the block trade in respect of the Sale; 2.1.24 “M-Pesa Business” means the mobile money transfer and related financial services business operated under the “M-Pesa” brand in Kenya, including the provision of domestic and international money transfer, payment, savings, lending, merchant acquiring, forex conversion and other value-added services through the M-Pesa platform and associated systems; 2.1.25 “M-Pesa Licence” means the licence(s), authorisation(s), approval(s) and/or exemption(s) issued by the CBK or any other competent regulatory authority in Kenya permitting the operation of the M-Pesa Business such as payment service provider’s licence, including any variations, renewals, extensions or replacements thereof;

2.1.26 “NSE” means the Nairobi Securities Exchange; 2.1.27 “Parties” means the parties to this Agreement and “Party” means either of them, as the context may require; 2.1.28 “Purchase Consideration” means the USD equivalent of KES 204,333,682,800 determined using the USD/KES Exchange Rate, less any Sale Shares Distributions, payable by the Purchaser to the Seller, in USD, for the Sale Shares in terms of this Agreement; 2.1.29 “Purchaser” means Vodafone Kenya Limited, registration number C 79550, a limited liability private company duly incorporated in Kenya; 2.1.30 “Regulatory Approvals” means the approval of the Sale by the — Interpretation 1 2 Term of Employment 1 3 Appointment and Duties of the Executive 2 4 Hours 2 5 Interests of the Executive 3 6 Location 3 7 Salary and Benefits 3 8 Expenses 5 9 Confidentiality 6 10 Intellectual Property Rights 6 11 Termination and Suspension 7 12 Garden Leave 9 13 Restrictions after Termination of Employment 10 14 Offers on Liquidation 12 15 Return of Company Property 12 16 Directorships 12 17 Notices 13 18 Statutory Particulars 13 19 The General Data Protection Regulation and the Data Protection Act 2018 13 20 Contracts (Rights of Third Parties) Act 1999 14 21 Indemnification and Insurance 15 22 Miscellaneous — 15 2.1.30.5 FinSurv; 2.1.30.6 NSE; 2.1.30.7 Ethiopian Ministry of Trade; 2.1.30.8 Ethiopian Communications Authority; 2.1.30.9 EACCA;and 2.1.30.10 any other Governmental Authority as specified in the terms and conditions of any License, in accordance with the relevant and applicable laws; 2.1.31 “Regulatory Authorities” means, collectively, any Governmental Authority that is required to provide the Regulatory Approvals and “Regulatory Authority” means any of them, as the context may require;

2.1.32 “Regulatory Filings” means any applications, filings, notifications or any other submissions to be made by either Party or both Parties to any applicable regulatory authority in order to obtain the Regulatory Approvals, including any — 2.1.32.1 applications, filings, notification or submissions made after the initial application, filing, notification or submission; 2.1.32.2 responses to requests for information; and 2.1.32.3 appeal and/or review applications or submissions in respect of a decision made by the relevant authority following the initial application, filing, notification or submission; 2.1.33 “Sale” means the on-market sale by the Seller of the Sale Shares to the Purchaser against payment of the Purchase Consideration in terms of this Agreement; 2.1.34 “Sale Shares” means 6,009,814,200 ordinary shares in the issued share capital of the Company, as listed on the NSE; 2.1.35 “Sale Shares Distributions” means the USD equivalent, determined using the USD/KES Exchange Rate, of any cash distributions of any nature paid by the Company to the Seller in respect of the Sale Shares after the Signature Date; 2.1.36 “Seller” means the Government of the Republic of Kenya, acting through the Cabinet Secretary to the National Treasury of Kenya as established by the Cabinet Secretary to the Treasury (Incorporation) Act, Chapter 101 Laws of Kenya; [***] 2.1.38 “Signature Date” means the date of signature of this Agreement by the Party last signing; 2.1.39 “Spectrum Licence” means an authorisation issued by the CA, to the Company to utilise radiocommunication frequencies, including frequencies identified for the implementation of international mobile telecommunications, for the deployment and operation of telecommunications networks across the national territory of Kenya; 2.1 40 “USD” means the United States Dollar; CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.#

2.1.41 “USD/KES Exchange Rate” means the average of the rates, as quoted by Bloomberg at its Bloomberg FIX rate, to convert KES into USD for five calendar days preceding the Signature Date; 2.1.42 “VGL” means Vodacom Group Limited, registration number 1993/005461/06, a limited liability public company duly incorporated in the Republic of South Africa; and 2.1.43 “VKL Restructure” means the sale by Vodafone International Holdings B.V. of its 50 ordinary shares in the Purchaser, constituting 12.5% of its issued ordinary share capital, to VGL, which sale will result in VGL having an increased indirect shareholding interest in the Company. 2.2 In this Agreement — 2.2.1 clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation; 2.2.2 an expression which denotes — 2.2.2.1 any gender includes the other genders; 2.2.2.2 a natural person includes a juristic person and vice versa; 2.2.2.3 the singular includes the plural and vice versa; and 2.2.2.4 a Party includes a reference to that Party’s successors in title and assigns allowed at law; and 2.2.3 a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses. 2.3 Any reference in this Agreement to — 2.3.1 “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon Eastern Africa Time; 2.3.2 “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of Kenya, South Africa and the United Kingdom of Great Britain and Northern Ireland from time-to-time; 2.3.3 “laws” shall include all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Authority; and the common law, and “law” shall have a similar meaning; and 2.3.4 “person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality. 2.4 The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it. 2.5 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement. 2.6 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement. 2.7 Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning. 2.8 All communication, whether written or otherwise, shall be in English. 2.9 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time. 2.10 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day. 2.11 If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day. 2.12 The Parties hereby agree that, in respect of each obligation of either Party, time is of the essence for the performance of such obligations. 2.13 The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply. 2.14 No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.15 The use of any expression in this Agreement covering a process available under Kenyan law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction. 2.16 Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time. 2.17 In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement. 3 INTRODUCTION 3.1 The Seller is the registered legal holder and beneficial owner of the Sale Shares. 3.2 The Purchaser has agreed to purchase the Sale Shares from the Seller, and the Seller has agreed to sell the Sale Shares to the Purchaser for the Purchase Consideration on the terms and subject to the conditions contained herein. 3.3 The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto, and accordingly do so hereunder. 4 CONDITIONS PRECEDENT 4.1 Save for clauses 1, 2, this clause 4, clause 5 and clauses 10 to 22 all of which will become effective immediately, this Agreement is subject to the fulfilment of the following conditions precedent: that, by no later than 23h59 on 30 June 2026 — 4.2 1 an Agreement between the Parties and the Market Intermediary is entered into in terms of which the Market Intermediary agrees to (i) execute the block trade in respect of the Sale on the Closing Date; and (ii) prepare and issue a contract note in relation to such block trade; 4 1.2 the Attorney General of Kenya has, on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing, delivered a written opinion to the Seller that — 4 1.2.1 each of the Cabinet of Kenya and the National Assembly of Kenya have approved the Sale in terms of section 87A of the Public Finance Management Act, Chapter 412A of the Laws of Kenya; 4.1.2.2 the Seller has the necessary capacity and authority to enter into this Agreement and all other agreements and transactions contemplated herein and to comply with and perform all of its obligations under such agreements and transactions, and has complied with all applicable laws relating to its entry into the aforementioned agreements (including this Agreement) and transactions contemplated herein and the performance of its obligations thereunder, 4.1.2.3 the choice of Kenyan law as the governing law of this agreement and the provisions of clause 20 (including any similar provisions in all other agreements relating to the Sale) are permissible under the laws of Kenya and are therefore enforceable, and 4.1.2.4 the Cabinet Secretary to the National Treasury of Kenya is duly appointed to execute this Agreement on behalf of the Seller, which opinion shall be supported by a certified copy of the gazette notice attached to the opinion approving the appointment of the Cabinet Secretary to the National Treasury; 4.1.3 the Cabinet of Kenya has approved the Sale and the VKL Restructure unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.4 4 the National Assembly of Kenya has approved the Sale and the VKL Restructure unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.5 the GOK has procured, to the satisfaction of the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing, that the Spectrum Licence held by the Company will be renewed for a continuous period of 25 years; 4.1.6 a written share purchase agreement in respect of the VKL Restructure has been entered into and has become unconditional in accordance with its terms, save for any term requiring that this Agreement become unconditional; 4.1.7 7 the CA has approved the Sale and the VKL Restructure and the continued holding by the Company of the Licences on the same terms as currently held by the Company or, to the extent different terms would apply, on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.8 the CCC has approved the Sale and the VKL Restructure unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing and the CAK has been notified of the filing of the application to the CCC within 14 days of such filing; 4.1.9 the CBK has approved the Sale and the VKL Restructure and the continued holding by the Company of the Licences on the same terms as currently held by the Company or, to the extent different terms would apply on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing;

4.1.10 the Purchaser has obtained such approvals from the FinSurv as it considers necessary or desirable for the Sale and VKL Restructure or in connection with the Sale and VKL Restructure (including the funding of the relevant consideration), unconditionally or on terms acceptable to the Purchaser, acting reasonably, and has confirmed in writing that this Condition Precedent is fulfilled; 4.1.11 the NSE has approved the Sale and the VKL Restructure and pricing parameters unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.12 the CMA has, to the satisfaction of the Purchaser, acting reasonably, — 4.1.12.1 approved the Sale and VKL Restructure unconditionally or on terms acceptable to the Purchaser; 4.1.12.2 waived, or granted an exemption from compliance with, any requirement or obligation for the Purchaser to make a mandatory offer to purchase all the shares of the remaining shareholders of the Company as a result of the Sale and the VKL Restructure; [***] [***] [***] [***] 4.1.12.4 provided a waiver or commitment letter to the effect that, for a minimum period of 25 years following the Closing Date and provided the Purchaser (or any of its holding or subsidiary companies, including VGL) holds shares in issued share capital of the Company, the Company’s board may include representatives of the Purchaser (or any of its holding or subsidiary companies, including VGL) and the ability for such representatives to form part of the Company’s board shall not be restricted in any way; 4.1.13 the Purchaser has obtained a private ruling from the Kenyan Collector of Stamp Duties confirming that no stamp duty is payable by the Purchaser in connection with the Sale, including the funding of the Purchase Consideration and the VKL Restructure, on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.14 the Purchaser has received the written irrevocable and unconditional resignation of one of the Seller’s appointees to the board of directors of the Company as a director of the Company with effect from the Closing Date, on terms acceptable to the Purchaser, acting reasonably, and has confirmed in writing that this Condition Precedent is fulfilled; 4.1.15 the Ethiopian Ministry of Trade has approved the Sale and the VKL Restructure unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.16 the Ethiopian Communications Authority has approved the Sale, the VKL Restructure and the continued holding of any appliable licences by the relevant company/ies within the Company’s group unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.17 the EACCA has approved the Sale and the VKL Restructure unconditionally or on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.18 18 Huawei has been notified of the Sale and has waived its right to terminate the Huawei Material Supply Agreement to the satisfaction of the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.1 19 the relevant counterparties to the Facility Agreements have been notified of or consented to, as may be applicable, the Sale and the VKL Restructure on terms acceptable to the Purchaser, acting reasonably, and confirmed as acceptable by the Purchaser in writing; 4.1.20 the articles of association of the Company have been amended on terms agreed to by the Purchaser and the Seller in writing and the Seller has delivered a duly executed written undertaking to the Purchaser in terms of which the Seller irrevocably and unconditionally undertakes to exercise all of the voting rights attaching to all the ordinary shares in the Company held by the Seller in favour of all the resolutions contemplated in such aforementioned agreement; 4.1.21 the Financing Agreements have been entered into and have become unconditional in accordance with their terms, save for any term requiring that this Agreement become unconditional; and 4.1.22 either — 4.1.22.1 the Purchaser and the Company have entered into a written agreement that provides for, inter alia, certain procedural, governance and related matters reflective of the Company’s status as a subsidiary of the Purchaser following the Sale, and an appropriate increase in fees payable by the Company to VGL; or 4.1.22.2 the Company has undertaken or provided sufficient comfort to the Purchaser in respect of the aforementioned matters, to the satisfaction of the Purchaser, acting reasonably. 4.2 The Purchaser shall use its reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.6, 4.1.18,4.1.19, 4.1.21 and 4.1.22 as soon as reasonably possible after the Signature Date. 4.3 The Seller shall use its reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.2, 4.1.3, 4.1.4, 4.1.5 and 4.1.14 on the Signature Date. 4.4 Both Parties shall use their reasonable endeavours and will co-operate in good faith to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.1, clauses 4.1.7 to 4.1.13, clauses 4.1.15 to 4.1.17 and clause 4.1.20 as soon as reasonably possible after the Signature Date. 4.5 The Condition/s Precedent set out in — 4.5.1 clauses 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6, 4.1.12 (excluding clause 4.1.12.1), 4.1.13, 4.1.14, 4.1.17, 4.1.18, 4.1.19 4.1.20, 4.1.21 and 4.1.22 have been inserted for the benefit of the Purchaser, which will be entitled to waive fulfilment of such Condition Precedent/s, in whole or in part, on written notice to the Seller prior to the expiry of the relevant time period set out in the relevant aforementioned clauses; and 4.5.2 clauses 4.1.7, 4.1.8, 4.1.9, 4.1.10, 4.1.11,4.1.12.1, 4.1.15 and 4.1.16 are regulatory in nature and therefore may only be waived with the written consent of both Parties. 4.6 Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in the relevant clauses (or such later date or dates as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1, 2, this clause 4.6, and clauses 10 to 22, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clauses 4.2, 4.3 and/or 4.4. 5 REGULATORY APPROVALS AND COSTS 5.1 It is recorded that the Sale and, to the extent applicable, the other transactions contemplated in this Agreement may only be implemented once all the Regulatory Approvals have been obtained. 5.2 The Purchaser (and to the extent necessary, the Seller) hereby instructs CDH to prepare and submit (whether on behalf of the Purchaser or the Seller) Regulatory Filings in respect of the Sale and, to the extent necessary, the other transactions contemplated in this Agreement to the Regulatory Authorities as required by any applicable laws and Licences and in the applicable jurisdictions as required to obtain the Regulatory Approvals. The Seller shall have a reasonable opportunity to comment on and provide input in relation to all such Regulatory Filings. 5.3 Notwithstanding clause 5.2, the Parties may agree that the Purchaser shall prepare and/or submit any Regulatory Filing, provided that no Regulatory Filing shall be submitted to any person without the prior written consent of the Seller and that the Seller shall have the opportunity to comment on, and provide input in relation to such Regulatory Filing. 5.4 Where a joint filing is required for any Regulator Filing, or a joint filing will be more expeditious, the Parties agree that they shall submit a joint filing in respect of such Regulatory Filing. 5.5 The Purchaser and the Seller shall procure that each of the Regulatory Approvals are submitted to the relevant authorities within 20 business days after the Signature Date and in accordance with any timelines set out in the Licences, as applicable. 5.6 In the event that any Regulatory Authority does not grant the relevant Regulatory Approval or grants the Regulatory Approval on terms and subject to conditions unacceptable to the Purchaser (acting reasonably), the Purchaser may, in its sole, absolute and unfettered discretion, elect to review, appeal and/or otherwise challenge the decision of the regulatory authority, in which event the Purchaser shall instruct CDH to prepare the relevant Regulatory Filings necessary to appeal, review and/or otherwise challenge the decision of such regulatory authority and the Seller shall render all such assistance as may be reasonably necessary in connection with any such review, appeal and/or challenge.

5.7 Each of the Parties shall, in relation to the Regulatory Filings and obtainment of the Regulatory Approvals — 5.8 1 sign all documents and expeditiously provide all necessary information upon being required to do so, such information hereby being warranted by the applicable Party as being true and correct in all respects; 5.7.2 use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that each Regulatory Filing is properly prepared and duly submitted within the time period specified in clause 5.5; 5.7.3 not engage or meet with any applicable regulatory authority unless discussed and agreed between the Parties; 5.7.4 not disclose any information regarding the Sale to the Company or any of its subsidiaries, or engage or meet with the Company or any of its subsidiaries, unless discussed and agreed between the Parties; and 5.7.5 do everything required by the relevant Regulatory Authorities in order to enable the Regulatory Approval to be dealt with, to the extent that it is within its power to do so. 5.8 The costs of the Regulatory Filings, obtaining the Regulatory Approvals and any related proceedings shall be borne and paid as follows — 5.8.1 the costs incurred by each Party in connection with gathering and collecting information required of it for each Regulatory Filing shall be borne by that Party; 5.8.2 the costs of CDH in preparing the Regulatory Filings shall be borne by the Purchaser; 5.8.3 any filing or submission fees relating to the Regulatory Filings and/or Regulatory Approvals, including those contemplated in clause 5.9, shall be borne in equal portions by the Purchaser and the Seller; and 5.8.4 subject to clause 5.8.2, each Party’s additional legal costs associated with the preparation or review of each Regulatory Filing will be for its own account. 5.9 The filing and submission fees relating to the Regulatory Filings and/or Regulatory Approvals include the following — 5.9.1 the brokerage fee to be paid to the Market Intermediary; 5.9.2 the fee payable to the CCC; 5.9.3 the fee payable to the NSE; 5.9.4 the fee payable to the CMA;

5.9.5 the fee payable to the CDSC; and 5.9.6 any other fees payable in respect of any Regulatory Filings and/or Regulatory Approvals, in any jurisdiction. 5.10 Each Party shall be solely responsible for, and shall timely pay, any and all taxes (including, without limitation, transfer, sales, use, value-added, stamp, documentary, and similar taxes) imposed on or attributable to such Party in connection with the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated in this Agreement. Each Party shall bear the cost of claiming or procuring any exemption, reduction, credit, refund, or other relief from such taxes to which it is or may become entitled, and the other Party shall provide such reasonable cooperation and documentation as may be lawfully required to enable the claiming Party to obtain any such relief, provided that the claiming Party shall bear all expenses associated therewith. 6 SALE 6.1 The Seller hereby sells to the Purchaser, which hereby purchases, the Sale Shares, as one indivisible transaction. 6.2 Notwithstanding the Signature Date, all risk in and all benefit attaching to the Sale Shares, and ownership, possession and effective control of the Sale Shares, will be given to the Purchaser as provided for in clause 8. The Seller will accordingly retain the right to exercise all voting rights attaching to the Sale Shares until transferred to the Purchaser. 7 PURCHASE CONSIDERATION AND PAYMENT 7.1 The Purchase Consideration will be paid by the Purchaser to the Seller on the Closing Date, against transfer of the Sale Shares from the Seller to the Purchaser in accordance with the provisions of clause 8.3. 7.2 All payments to be made under or arising from this Agreement will be made by electronic transfer of immediately available and freely transferable funds, free of any deductions or set-off whatsoever, in USD and, in the case of payments made by the Purchaser, to the Seller’s Designated Account. 8 CLOSING 8.1 It is recorded that the Sale Shares are listed on the NSE. 8.2 The Parties agree that the transfer of ownership of the Sale Shares shall occur on the Closing Date. 8.3 The Parties agree that the transfer of the Sale Shares from the Seller to the Purchaser will be effected by way of an on-market block trade on the NSE. The Parties agree that the block trade of the Sale Shares shall be executed in accordance with the equity trading rules of the NSE and all applicable regulations. Accordingly, the Parties shall, on or prior to the Closing Date, provide all instructions, consents and confirmations required by (i) the Market Intermediary to execute the Sale by way of a block trade; and (ii) the NSE and CDSC to enable the block trade of the Sale Shares to be recorded and settled on the Closing Date. The Parties further agree that payment of the Purchase Consideration by the Purchaser to the Seller shall be made upon the execution of the block trade and confirmation of transfer of the Sale Shares into the Seller’s CDSC account. 9 WARRANTIES BY SELLER The Seller hereby warrants to and in favour of the Purchaser that — 9.1 save for the Regulatory Approvals, no further ministerial, departmental, regulatory or similar approval or consent from any Governmental Authority is required to implement the Sale; 9.2 the Seller has complied with all applicable laws in relation to its entry into of, and the performance of its obligations under, this Agreement and all agreements and transactions relating to this Agreement and/or the Sale; 9.3 the Seller is the legal and beneficial owner of the Sale Shares and entitled to dispose of the same; 9.4 no other party has any claim to or over or in respect of the Sale Shares, nor are they encumbered in any way. 10 GENERAL WARRANTIES 10.1 Each of the Parties hereby warrants to and in favour of the other that — 10.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement; 10.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; 10.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not — 10.1.3.1 contravene any law or regulation to which that Party is subject; 10.1.3.2 contravene any provision of that Party’s constitutional documents; or 10.1.3.3 conflict with or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it;

10.1.4 to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement; 10.1.5 it is entering into this Agreement as principal (and not as agent or in any other capacity); 10.1.6 the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so; 10.1.7 no other party is acting as a fiduciary for it; and 10.1.8 it is not relying upon any statementor representation by or on behalf of any other Party, except those expressly set forth in this Agreement. 10.2 Each of the representations and warranties given by the Parties in terms of clause 10.1 shall — 10.2.1 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement; 10.2.2 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and 10.2.3 subject to clause 14.2, prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement. 11 CONFIDENTIALITY 11.1 The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential — 11.1.1 any information which either Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential; and 11.1.2 all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion. 11.2 If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 11, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party. 11.3 Each Party undertakes, subject to clause 11.4, not to disclose any information which is to be kept confidential in terms of this clause 11, nor to use such information for its own or anyone else’s benefit.

11.4 Notwithstanding the provisions of clause 11.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties (including for purposes of financial reporting) or implementing or enforcing any of its rights in terms of this Agreement or by any applicable law. 11.5 Notwithstanding clauses 11.3 and 11.4, nothing in this Agreement shall prevent or restrict the Seller (or any organ of state acting for or through the Seller) from disclosing any information — 11.5.1 as may be required under the Constitution of Kenya, the Access to Information Act, the Public Finance Management Act, or any other applicable law; and 11.5.2 to any competent regulatory or supervisory authority, including, without limitation, the CMA, the CBK, the CA, the CAK, or any law-enforcement agency, in each case, to the extent such disclosure is required or reasonably considered necessary for the performance of statutory or constitutional functions. 11.6 The obligation of confidentiality placed on the Parties in terms of this clause 11 shall cease to apply to a Recipient in respect of any information which — 11.6.1 is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient; 11.6.2 the Disclosing Party confirms in writing is disclosed on a non-confidential basis; 11.6.3 has lawfully become known by or come into the possession of the Recipient on a non- confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or 11.6.4 is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that — 11.6.5 the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 11.6.1 to 11.6.4; 11.6.6 information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

11.6.7 any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession. 11.7 In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 11.6.4, the Recipient will — 11.7.1 advise the Disclosing Party thereof in writing prior to disclosure, if possible; 11.7.2 take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can; 11.7.3 afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings; 11.7.4 comply with the Disclosing Party’s reasonable requests as to the manner and terms of. any such disclosure; and 11.7.5 notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made. 11.8 The Disclosing Party and the Recipient (as independent controllers) undertake to comply with their respective obligations under any applicable laws to the extent any confidential information includes information relating to personal information, and to provide reasonable assistance to each other in furtherance of such compliance. Each Party undertakes to provide personal information to the other Party in accordance with any applicable laws. 11.9 Notwithstanding anything to the contrary contained in this Agreement, the Seller shall be entitled to disclose confidential information relating to or connected with this Agreement and the Sale to VGL and Vodafone Group Public Limited Company, and their subsidiary companies. 12 PUBLICITY 12.1 Subject to clause 12.4, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement. 12.2 No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event (i) the Party obliged to make such statement will first share such announcement or other statement with the other Party before publishing it; and (ii) the content of such announcement or other statement, must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 11. 12.3 Notwithstanding clause 12.2, VGL shall be entitled to make a voluntary announcement of the Sale, provided that such announcement shall go no further than what is required by the Johannesburg Stock Exchange Listings Requirements. 12.4 This clause 12 shall not apply to any disclosure made by a Party to its professional advisors or consultants or to any of its bankers, financiers or potential financiers or to any potential investor in the Company or in any business of the Company, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it. 13 SUPPORT The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement. 14 BREACH 15 1 In the event that either of the Parties (“Defaulting Party”) commits a breach of any of its obligations under this Agreement and fails to remedy such breach within a period of 11 business days after receipt of a written notice from the other Party (“Aggrieved Party”) calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled, at its sole discretion and without prejudice to any of its other rights in law, either to claim specific performance of the terms of this Agreement or to cancel this Agreement forthwith and without further notice, and in either case to claim and recover damages from the Defaulting Party. 16 .2 Notwithstanding the provisions of clause 14.1, this Agreement shall not be capable of being cancelled at any time on or after the Closing Date. 17 .3 The Parties agree that any costs awarded will be recoverable on an attorney-and-own- client scale unless the court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the applicable court tariff, determined on an attorney-and-client scale.

15 DISPUTE RESOLUTION 15.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or the legal relationships established by this Agreement (“Dispute”) shall first be referred, by either Party and within 15 business days of either Party receiving notice of the Dispute, for negotiation and consultation between a director of the Purchaser and the Cabinet Secretary to the National Treasury on behalf of the Seller. 15.2 If the Dispute referred to the aforementioned persons is not resolved in writing within 15 business days of such referral, such Dispute shall be referred to and shall be exclusively and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA” Rules) (in effect at the time of the arbitration) which LCIA Rules are deemed to be incorporated by reference into this clause 15. 15.3 The Parties hereby agree that for the arbitration — 15.3.1 the number of arbitrators shall be three (3) arbitrators, appointed in accordance with the LCIA Rules; 15.3.2 the language for the arbitration proceedings shall be English; 15.3.3 the arbitration shall be conducted in private and the Parties shall treat as confidential of the existence Dispute submitted to arbitration, all pleadings, written evidence and other materials produced in the arbitration and all orders and awards, except to the extent that disclosure is required by law, by a competent regulatory or supervisory authority, or for the purposes of enforcing or challenging an award; and 15.3.4 the seat, or legal place, of the arbitration shall be in London. 15.4 The arbitration award shall be final and binding on the Parties and the Parties hereby undertake to comply with any award without undue delay and judgment upon any award may be entered by any court of competent jurisdiction. 15.5 Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to any court of competent jurisdiction for interim or conservatory measures, and any such application shall not be incompatible with this agreement to arbitrate or regarded as a wavier of it. 15.6 In the event that an arbitration under this clause 15 has commenced and is still pending (“Pending Arbitration”) when another dispute arises under, or in connection with this Agreement or any other transaction document is submitted to arbitration (“New Dispute”), each of the Parties hereby agrees that, upon the request for arbitration filed in the New Dispute indicating that the claimant in the New Dispute require a consolidation of the New Dispute with the Pending Arbitration, the New Dispute shall be consolidated with the

Pending Arbitration, in accordance with LCIA Rules, unless the arbitrators appointed in the pending arbitration determines in its/their absolute discretion that to do so would unreasonably disrupt or delay the Pending Arbitration. 15.7 If the aforementioned arbitrators determine that consolidation is not to be permitted, the claimant in the New Dispute shall be dealt with in accordance with this clause 15 as a separate Dispute. 15.8 This clause 15 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement. 15.9 The Parties declare that it is their intention that this clause 15 will regulate the manner in which they will resolve any Dispute regarding the validity or otherwise of this Agreement, regardless of the fact that one of the parties may dispute the validity or enforceability of the Agreement. 15.10 The Parties agree that any issues regarding the jurisdiction of the arbitrator, the agreement to arbitrate, and the arbitrability of any Dispute are issues solely for the arbitrator, not a court, to decide. Each of the Parties expressly waives any right it may have to seek in court, including in enforcement proceedings, a determination on the jurisdiction of the arbitrator, the agreement to arbitrate, or the arbitrability of any Dispute. 15.11 Each Party consents to the other Party applying in any court for the recognition and enforcement of any arbitral award obtained by the other Party. 15.12 The Parties agree that the written demand by a Party in terms of clauses 15.1 or 15.2 that the Dispute be submitted to director of the Purchaser and the Cabinet Secretary of the Seller or to arbitration, as the case may be, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in the relevant jurisdiction. 16 NOTICES AND DOMICILIA 16.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following email addresses — Name Physical Address Email Address Purchaser 6th Floor, ABC Towers [***] ABC Place Waiyaki Way Nairobi, 00100 Kenya Marked for the attention of: [***]

Name Physical Address Email Address Seller The National Treasury [***] Treasury Building, 14th Floor Nairobi Kenya Marked for the attention of: [***] provided that a Party may change its domicilium to another physical address (provided that such physical address is not a post office box or paste restante) or may change its address for the purposes of notices to any other physical address or email address by written notice to the other Party to that effect. Such change of address will be effective 5 business days after receipt of the notice of the change. 16.2 All notices to be given in terms of this Agreement will be given in writing and will — 16.2.1 be delivered by hand or sent by email; 16.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and 16.2.3 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day. 16.3 Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 16. 17 BENEFIT OF THE AGREEMENT This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them. 18 APPLICABLE LAW AND JURISDICTION 18.1 This Agreement will in all respects be governed by and construed under the laws of Kenya without regard to its choice of law rules. 18.2 Subject to clause 15, the Parties hereby consent and submit to the non-exclusive jurisdiction of any competent court in any dispute arising from or in connection with this Agreement, whether contractual or non-contractual.

19 GENERAL 19.1 Whole Agreement 19.1.1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties. 19.1.2 This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof. 19.2 Variations to be in Writing No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by each of the Parties. 19.3 No Indulgences No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of either Party arising from this Agreement and no single or partial exercise of any right by either Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of its rights in terms of or arising from this Agreement or estop or preclude it from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of either Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. 19.4 No Waiver or Suspension of Rights No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by that Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

19.5 Provisions Severable All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof. 19.6 Continuing Effectiveness of Certain Provisions The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this. 19.7 No Assignment Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other, save as otherwise provided herein. 20 WAIVER OF IMMUNITY 20.1 To the extent permitted by applicable law, the Seller irrevocably agrees that it will not claim, and hereby waives any immunity from — 20.1.1 the jurisdiction of any arbitral tribunal constituted in accordance with this Agreement; and 20.1.2 the jurisdiction of any court of competent jurisdiction in proceedings for (i) any relief contemplated in clause 15.5; or (ii) the recognition and enforcement of a final arbitral award arising out of this Agreement. 20.2 Subject to clause 20.3, the Seller irrevocably waives any immunity from execution, attachment, or other enforcement only in respect of the Attachable Assets (as defined in clause 20.4.1). 20.3 Nothing in this clause 20 shall be construed as — 20.3.1 a waiver of any immunity in respect of any Protected Assets (as defined in clause 20.4.2; or

20.3.2 a waiver of immunity from any pre-judgment attachment, injunction, or similar provisional measure against any assets of the Seller 20.4 For purposes clause 20 — 20.4.1 Attachable Assets means any assets owned by the Seller that are not used for governmental, diplomatic, military or similar purposes at the time of enforcement and includes assets used for commercial purposes and public purposes; and 20.4.2 Protected Assets means, without limitation — 20.4.2.1 assets of the Central Bank of Kenya or any other monetary authority of Kenya; 20.4.2.2 premises, archives, and property of Kenyan diplomatic or consular missions; 20.4.2.3 assets used or intended to be used for military, security, law-enforcement or other sovereign public functions, including tax and customs; 20.4.2.4 assets forming part of Kenya’s public infrastructure or public service delivery, including health, education, transport, and justice sectors; 20.4.2.5 cultural, historical, or natural heritage assets; and 20.4.2.6 any other assets which, under the laws of Kenya or of the state where enforcement is sought, are not subject to execution or attachment. 21 COSTS Except as otherwise specifically provided herein, each Party will bear and pay its own costs and expenses of and incidental to this Agreement and the Sale, including (without limitation) all legal, accounting, advisory, regulatory, filing, financing, due diligence, negotiation, drafting, preparation, execution, and implementation costs and expenses, whether incurred before, on, or after the date of this Agreement. 22 SIGNATURE 22.1 General 22.1.1 This Agreement is signed by the Parties on the datesand at the places indicated below. 22.1.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts. 22.1.3 Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, each Party shall, without prejudice to the validity of the Agreement thus made, provide the other with the original of such counterpart as soon as reasonably possible thereafter. 22.1.4 The persons signing this Agreement in a representative capacity warrant their authority to do so. 22.1.5 The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness. 22.2 Electronic Signature For the purposes of this Agreement, any reference to “signature” or “execution” shall include advanced electronic signatures as provided for under the Kenya Information and Communications Act, Cap. 411A and the Kenya Information and Communications (Electronic Certification and Domain Name Administration) Regulations, 2020, and which advanced electronic signature shall be accompanied by a certificate issued by an electronic certification service provider, licenced under the Kenya Information and Communications Act, Cap. 411A and the Kenya Information and Communications (Electronic Certification and Domain Name Administration) Regulations. [Remainder of the page intentionally left blank. Signature pages to follow.]

SIGNED at .^i.^.(?.^ on .5. . For and on behalf of VODAFONE KENYA LIMITED [***] Signature [***] Name of Signatory [***] Designation of Signatory AS WITNESSED BY [***] Signature [***] Name of Witness CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

SIGNED at on 2025 THE GOVERNMENT OF THE REPUBLIC OF KENYA, REPRESENTED BY THE CABINET SECRETARY TO THE NATIONAL TREASURY [***] Name of Signatory: [***] Designation of Signatory: [***]

Annexure A Licences 1 Network facilities provider—tier 1 licence; 2 Radio frequency spectrum licence; 3 Application services provider licence; 4 Content services provider licence; 5 International gateway systems and services provider licence; and 6 Submarine cable landing rights licence.

Annexure B Facility Agreements 1 A facility letter with the Co-Operative Bank of Kenya dated 25 July 2024 in terms of which a KES 3.8 billion unsecured revolving term loan is provided to the Company for working capital. 2 A facility agreement with Standard Chartered Bank and Standard Bank dated 31 July 2023 in terms of which a KES 15 billion sustainability-linked term loan is provided to the Company. 3 A facility agreement with Equity Bank (Kenya) dated 13 December 2024 in terms of which a KES 10 billion unsecured revolving short-term loan is provided to the Company for vendor and service provider payments. 4 A facility letter with Sidian Bank Limited dated 13 December 2024 in terms of which a KES 1.2 billion revolving term loan is provided to the Company for working capital and financial needs. 5 A facility letter with Stanbic Bank Kenya Limited dated October-December 2024 in terms of which a banking and credit facility is provided to the Company for working capital and derivative.